Exhibit 15.1
KPMG Letterhead

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-139459) on Form F-3 of Petróleo Brasileiro S.A. - Petrobras of our report dated April 5, 2007, with respect to the consolidated balance sheet of Petróleo Brasileiro S.A. - Petrobras (and subsidiaries) as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 combined annual report on Form 20-F/A of Petróleo Brasileiro S.A. - Petrobras and Petrobras International Finance Company. Our audit report covering the December 31, 2006 consolidated financial statements refers to a change in accounting for post retirement benefits resulting from the adoption of SFAS 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes

Rio de Janeiro, Brazil
June 27, 2007